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                                                                    EX-99.(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
The Wells Fargo Funds Trust:

We consent to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated October 31, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 30, 2006